Exhibit 10.2
February 11, 2011
VIA HAND DELIVERY
Ms. Juliette E. Fay
12 Fairview Drive
Southborough, MA 01772
Dear Julie:
You have informed me of your intention to resign your employment as Executive Vice President and Chief Development Officer for National Mentor Holdings, Inc. (the “Company”) effective March 31, 2011 for “Good Reason” (as that term is defined in section 2(a)(v)(A) of the Amended and Restated Severance and Noncompetition Agreement between you and the Company dated December 31, 2008 (the “Severance Agreement”)). The Company hereby accepts your resignation on that basis.
In connection with your resignation, if you sign and return this letter agreement and release (the “Agreement”) within twenty-one (21) days and affirm your assent to this agreement by signing Attachment A to this Agreement on your effective date of resignation, and do not revoke your assent to the terms of this Agreement or Attachment A, the Company will provide you with the severance benefits described below. By timely signing and returning this Agreement and Attachment A and not revoking your assent, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered sections below, including the release of claims set forth in section 3. Therefore, you are advised to consult with an attorney before signing this Agreement. If you sign this Agreement and Attachment A, you may change your mind and revoke your assent during the seven (7) day period after you have signed and returned either document by notifying Linda DeRenzo, Senior Vice President and General Counsel, in writing and delivering the revocation via overnight mail to her attention at 313 Congress Street, Boston, Massachusetts 02210. If you do not so revoke, this Agreement (together with Attachment A) will become a binding agreement between you and the Company upon the expiration of the seven day revocation period. If you choose not to timely sign or you timely revoke your assent, you will not be eligible for any severance benefits from the Company. You will, however, receive payment for your final wages and any accrued but unused vacation through your final date of employment.
If you do not sign this Agreement, all other Company-provided benefits cease upon your separation, except as provided herein or in the applicable plan. Further, the disposition of your Units, as defined by the Management Unit Subscription Agreements between you and the Company dated June 26, 2006 (as amended August 11, 2008 and September 16, 2009), January 2, 2007 (as amended September 16, 2009) and August 11, 2008 (as amended July 24, 2009 and September 16, 2009) will be governed by the terms of section 4.2(a)(ii) of such agreements.

The following numbered sections set forth the terms and conditions that will apply if you timely sign and return this Agreement and Attachment A and do not revoke your assent within the seven day revocation period:
1.	Separation Date — Your effective date of separation from the Company will be March 31, 2011 (the “Separation Date”). As of the Separation Date, all salary payments (except for any salary, payment for accrued vacation or expense reimbursement remaining unpaid for the period through the Separation Date) from the Company will stop and any benefits you currently have under Company-provided benefit plans will end, except as required by federal or state law, or as otherwise described in section 2 below. You agree to cooperate with the Company in resigning as an officer and, as applicable, as a director from the Company and each of its affiliates, as applicable.
2.	Description of Severance Benefits — In return for your timely execution, return and non-revocation of this Agreement and Attachment A, the Company agrees to provide you with the following severance benefits as provided for in section 2(d) of the Severance Agreement (except with respect to section 2(f) and (g) below which are supplemental) (collectively, the “Severance Benefits”):
(a)	Severance Pay. Pursuant to section 2(d)(i) of the Severance Agreement, the Company agrees to provide you with a severance payment equivalent to twelve (12) months of the base rate of pay in effect as of your final day of employment (the “Severance Pay”). The Severance Pay shall be subject to all applicable state and federal taxes and withholdings and will be paid to you in the form of salary continuation in accordance with the Company’s regular payroll practices. Assuming all releases have been executed and the revocation period has expired without revocation by you, any payments related to your separation from the Company shall be made, or commence as the case may be, within thirty (30) days following the Separation Date. Except as provided in Section 1, you will not be eligible for, nor shall you have a right to receive, any wage or salary payments from the Company after the Separation Date other than the Severance Pay.
(b)	Bonus Pay. You received a bonus payment for fiscal year 2010 in the amount of Ninety-Seven Thousand Ninety Two Dollars and Eighty-Eight Cents ($97,092.88) (the “2010 Bonus”). Pursuant to section 2(d)(ii) of the Severance Agreement, you shall receive an amount equal to the 2010 Bonus, in equal monthly installments over a period of twelve months, with the first payment to be made at the same time as the first installment of Severance Pay.
(c)	Benefits. Pursuant to section 2(d)(iii) of the Severance Agreement, the Company will continue to provide you with Executive Long Term Care and Supplemental Disability Benefits for the twelve-month period you will be receiving Severance Pay.
(d)	Payments under Deferred Compensation Plans. The Company shall pay you an amount equal to $165,820 in accordance with the terms of the Company’s Executive Deferred Compensation Plan, namely no later than the latest of (i) the last day of 2011 or (ii) the 15th day of the third month following the Termination Date. Typically, the Company has made distributions under the Executive Deferred Compensation Plan within the ninety period following separation of employment.

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(e)	Non-Disparagement. The Company agrees that the executive officers and directors of the Company will not make any false, disparaging, derogatory or defamatory statements in public or in private regarding you or your employment with the Company. Unless otherwise directed by the Company, you agree that you will direct requests for employment verification or references to either me or Linda DeRenzo, Senior Vice President and General Counsel, 313 Congress Street, Boston, Massachusetts 02210. In response to such inquiries, including inquires from prospective employers, the Company will provide your dates of employment, job titles held during your employment with the Company, and nothing inconsistent with the departure statement referenced in section 6 below.
(f)	Outgoing Message. The Company agrees that you may draft a statement concerning your separation from the Company to be issued by you to employees within the Company, provided that you submit the message to Linda DeRenzo at least seven (7) days in advance of and receive approval from the Company prior to issuing such message.
(g)	Supplemental Payment. The Company agrees to provide you a supplemental payment of Fifty Thousand Dollars ($50,000), less all applicable state and federal taxes and withholdings which shall be paid to you in the form of a lump sum payment within thirty (30) days of the Separation Date, assuming you have executed and not revoked Attachment A to this Agreement.
(h)	Attorneys’ Fees. The Company shall contribute to the cost of your attorneys’ fees up to a maximum of Fifteen Thousand Dollars ($15,000). Such attorneys’ fees shall be paid directly to Mintz Levin, One Financial Center, Boston, MA 02111, Attn: Robert M. Gault. The Company agrees to pay the fees covered by this section within thirty (30) days of receiving an invoice from Mintz Levin.
3.	Releases —
(a)	Release by You. In consideration of the Severance Benefits, which you acknowledge you would not otherwise be entitled to receive, you (on behalf of yourself, your agents, assignees, attorneys, successors, assigns, heirs and executors) hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company (including its parent companies, subsidiaries and affiliates and each of their current and former officers, directors, fiduciaries, insurers, stockholders, agents, employees, attorneys, and benefit plans and benefit plan administrators) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs) of every kind and nature which you ever had or now have, whether known or unknown to you, including without limitation all claims arising out of or relating to your employment with or separation from the Company, all employment discrimination claims under Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan); the Immigration Reform and Control Act; the Americans With Disabilities Act of 1990; the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq.; the Workers Adjustment and Retraining Notification Act; the Fair Credit Reporting Act, the Equal Pay Act; the Consolidated Omnibus Budget Reconciliation Act; the Massachusetts Civil Rights Act; the Massachusetts Equal Rights Act; the Massachusetts Labor and Industries Act; the Massachusetts Privacy Act, the Massachusetts Maternity Leave Act, the Massachusetts Equal Pay Law, and the Massachusetts Equal Rights Act and any and all other similar applicable federal and state statutes, all as amended; all common law claims including, but not limited to, actions in tort, public policy, defamation and breach of contract;

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all claims for personal injury, invasion of privacy, negligence of any type, intentional or negligent infliction of emotional distress, and any claim or damage arising out of your employment with or resignation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above. To ensure that the release in this section is fully enforceable in accordance with its terms, you agree to waive any protection that may exist under any statute and under any principle of common law of the United States or of any and all states, provided, however, that nothing in this section 3 or in this Agreement purports to waive any right that cannot be waived as a matter of law or prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or a state or federal fair employment practices agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding). To ensure that the release in this section is fully enforceable in accordance with its terms, you agree to waive any protection that may exist under any statute and under any principle of common law of the United States or of any and all states. Nothing in this section shall release the Company’s obligations to you under this Agreement or the agreements described in Section 15, Entire Agreement, below. This release also excludes any right you may have to defense or indemnification and any right to insurance coverage you otherwise may have for alleged acts, omissions or occurrences in your role as an officer and employee of the Company, as well as rights under the National Mentor Holdings, LLC Executive Deferred Compensation Plan, your 401(k) plan, and the National Mentor Holdings, LLC Executive Deferral Plan.
(b)	Release by the Company. In consideration of our covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company fully, forever, irrevocably and unconditionally releases, remises and discharges you, your heirs, executors, administrators, representatives, insurers, attorneys, successors, and assigns (collectively, the “Fay Released Parties”) from any and all actions, complaints, causes of action, suits, debts, dues, sums of money, account reckonings, bills, invoices, controversies, agreements, promises, variances, damages, claims, counterclaims, demands, and losses of any kind and nature whatsoever, whether in law or in equity, which the Company now has or ever had against the Fay Released Parties, known or unknown, suspect or unsuspected. Nothing in this section shall be deemed to release your obligations to the Company under this Agreement or the agreements described in Section 16, Entire Agreement, below.
4.	Post-Separation Obligations —You reaffirm your obligation, except as required by law or as appropriate to enforce the terms of this or any other agreement with the Company, to keep confidential and not to disclose all non-public information concerning the Company which you acquired during the course of your employment with the Company, as set forth in section 3(a)(i) of the Severance Agreement you entered into as a condition of your employment, the terms of which are incorporated in this Agreement by reference. You further agree to abide by the non-competition and non-solicitation provisions contained in section 3(b) of the Severance Agreement, the terms of which are incorporated in this Agreement by reference.
5.	Return of Company Property — You shall return to the Company no later than March 31, 2011 all keys, files, records (and copies), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, etc.), Company identification, and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to, those that you developed or helped develop during your employment. You further confirm that you shall cancel all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, cellular phone and computer accounts no later than March 31, 2011. Notwithstanding the aforesaid, you may retain and the Company hereby delivers ownership to you, of the Company cell phone, blackberry, computer and printer you currently have in your possession (as well as the phone numbers associated with the phone and blackberry), provided, however, that you shall permit the Company to remove any Company information stored on such devices.

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6.	Non-Disparagement — You understand and agree that, as a condition for payment to you of the Severance Benefits, you shall not make any negative, false, disparaging, derogatory or defamatory statements in public or in private regarding the Company or any of its directors, officers, employees, agents, representatives or any other Released Party or about the Company’s business affairs and financial condition, except as appropriate in the ordinary course of your employment with the Company through the Separation Date and then only internally to appropriate members of management of the Company. You further agree, beginning at the time of your resignation from the Company; not to contact any current employees of the Company or any individuals who were employed by the Company during the dates of your employment regarding the business affairs, financial condition and employment matters of the Company, except as authorized by the Company or to enforce your rights under this or any other agreement with the Company. Should you violate any of the terms of this section 7, you agree that you will reimburse the Company for the full amount of the Severance Benefits provided to you, except for One Thousand Dollars ($1,000). Notwithstanding the provisions of this section 7, at any time following your resignation, you may accurately and in good faith discuss (a) your duties and responsibilities while you were employed as an officer and director of the Company or any of its affiliates and (b) the reasons and circumstances that resulted in your resignation from the Company with third parties, provided that nothing you discuss or disclose shall be inconsistent with the information in the departure statement you have drafted and the Company has approved in writing. This departure statement shall be submitted to Linda DeRenzo and approved by the Company prior to your execution of this Agreement and Attachment A. Nothing in this Section 6 shall preclude you from any communication required by law, to any law enforcement agency, or to enforce the terms of this or any other agreement with the Company.
7.	Validity — Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.
8.	Confidentiality of Agreement — To the extent permitted by law, you understand and agree that, as a condition for payment to you of the Severance Benefits, the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall not be disclosed or discussed with anyone other than your accountants, attorneys and other professional advisors and members of your immediate family (the “Permitted Parties”), shall be maintained as confidential by you and the Permitted Parties, and shall not be disclosed to any third party except to the extent required by federal or state law, or as otherwise agreed to in writing in advance by the Company or as appropriate to enforce the terms of this or any other agreement with the Company.

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9.	Cooperation — For a period of twenty-four (24) months following the Separation Date (the “Cooperation Period”), you agree to cooperate with the Company in the investigation, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company arising out of actions undertaken during your employment with the Company. Your cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel at reasonable times and after reasonable advance notice to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness when reasonably requested by the Company at mutually agreeable times and at locations mutually convenient to you and the Company. You also agree to cooperate with the Company for a period of twelve (12) months in the transitioning of your work, and will be available to the Company for this purpose or any other purpose reasonably requested by the Company. Following the period of time that you will be receiving Severance Pay, should your cooperation as described in this section require you to incur travel expenses, the Company shall promptly reimburse you (and advance where substantial) for all reasonable transportation, meal and hotel expenses, and other out-of-pocket expenses, provided such expenses are approved by the Company in advance and in writing. Should your time for such cooperation following the time you are receiving Severance Pay exceed twenty (20) hours, the Company shall pay you $150 for each additional hour promptly on receipt of reasonable documentation stating the hours and describing your services.
10.	Tax Provision — In connection with the Severance Benefits provided to you under this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all taxes not payable by the Company with respect to the Severance Benefits. You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of any of the Severance Benefits, except that the parties acknowledge that all payments to you from the Company in connection with your separation are intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and shall be paid so as to comply or be exempt as aforesaid.
11.	Nature of Agreement — You understand and agree that this Agreement is a separation agreement and does not constitute an admission of liability on the part of the Company.
12.	Acknowledgments — You acknowledge that you have been given at least twenty-one (21) days to consider this Agreement, and that the Company advised you to consult with an attorney prior to signing this Agreement. You understand that you may revoke this Agreement for a period of seven (7) days after you sign it, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this Agreement you are waiving any and all rights or claims you might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled. You further state and represent that you have carefully read this Agreement, understand its contents, freely and voluntarily assent to all of the terms and conditions, and sign your name of your own free act.
13.	Additional Acknowledgment. By signing below, you expressly acknowledge that you are not aware of any unlawful or improper actions by the Company or any of the Released Parties other than those that you have disclosed to me, in writing, and have attached to this Agreement.
14.	Applicable Law — This Agreement shall be interpreted by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You irrevocably submit to and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts or a federal court located in Massachusetts, over any suit, action or other proceeding in connection with this Agreement or its subject matter.

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15.	Entire Agreement — This Agreement contains and constitutes the entire understanding and agreement with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, and writings except for the Severance Agreement, the Management Unit Subscription Agreements, the Securityholders Agreement, the NMH Investment, LLC Fourth Amended and Restated Limited Liability Company Agreement dated June 4, 2010, and to the extent necessary to carry out the terms of this agreement, the benefit plans referenced in this agreement, the terms of which are not hereby modified, cancelled or superseded except as provided herein. This Agreement shall be construed as if it were jointly prepared. Any uncertainty or ambiguity shall not be construed against you or the Company. This Agreement is binding upon you and your agents, assigns, heirs, executors, successors and administrators and may not be modified in any manner, except by a writing of concurrent or subsequent date signed by you and an authorized Company representative.
If you choose to execute this Agreement, please return all pages of this letter to Linda DeRenzo on or before the date referenced on the first page of this letter. If you have questions, please contact Linda DeRenzo.

Very truly yours,

National Mentor Holdings, Inc.,

Edward M. Murphy
Chief Executive Officer
CERTIFICATION OF AUTHORITY
I, Linda DeRenzo, the duly appointed Secretary of National Mentor Holdings, Inc., do hereby certify and attest that Edward M. Murphy was duly authorized to execute this Agreement on behalf of National Mentor Holdings, Inc., executed on February  _____, 2011, in accordance with the Company’s governing documents, and that such Agreement, upon timely acceptance by Juliette E. Fay, will be fully effective and binding on the Company.
Executed this  _____  day of February, 2011.

Witnessed:
Secretary of National Mentor Holdings, Inc.
I hereby agree to the terms set forth above. I have been given at least twenty-one (21) days to consider this Agreement and I have chosen to execute it on the date below. I intend that this Agreement will be binding between the Company and me if I do not revoke my acceptance within seven (7) days.

Date: , 2011
Juliette E. Fay

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ATTACHMENT A to Agreement (the “Agreement”): RELEASE AFFIRMATION
Sign on the last day of employment:
In consideration of the Severance Benefits, which you acknowledge you would not otherwise be entitled to receive, you (on behalf of yourself, your agents, assignees, attorneys, successors, assigns, heirs and executors) hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company (including its parent companies, subsidiaries and affiliates and each of their current and former officers, directors, fiduciaries, insurers, stockholders, agents, employees, attorneys, and benefit plans and benefit plan administrators) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs) of every kind and nature which you ever had or now have, whether known or unknown to you, including without limitation all claims arising out of or relating to your employment with or separation from the Company, all employment discrimination claims under Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan); the Immigration Reform and Control Act; the Americans With Disabilities Act of 1990; the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq.; the Workers Adjustment and Retraining Notification Act; the Fair Credit Reporting Act, the Equal Pay Act; the Consolidated Omnibus Budget Reconciliation Act; the Massachusetts Civil Rights Act; the Massachusetts Equal Rights Act; the Massachusetts Labor and Industries Act; the Massachusetts Privacy Act, the Massachusetts Maternity Leave Act, the Massachusetts Equal Pay Law, and the Massachusetts Equal Rights Act and any and all other similar applicable federal and state statutes, all as amended; all common law claims including, but not limited to, actions in tort, public policy, defamation and breach of contract; all claims for personal injury, invasion of privacy, negligence of any type, intentional or negligent infliction of emotional distress, and any claim or damage arising out of your employment with or resignation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above. To ensure that the release in this section is fully enforceable in accordance with its terms, you agree to waive any protection that may exist under any statute and under any principle of common law of the United States or of any and all states, provided, however, that nothing in this section 3 or in this Agreement purports to waive any right that cannot be waived as a matter of law or prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or a state or federal fair employment practices agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding). To ensure that the release in this section is fully enforceable in accordance with its terms, you agree to waive any protection that may exist under any statute and under any principle of common law of the United States or of any and all states. Nothing in this Attachment A shall release the Company’s obligations to you under the Agreement or the agreements described in Section 15, Entire Agreement of the Agreement. This release also excludes any right you may have to defense or indemnification and any right to insurance coverage you otherwise may have for alleged acts, omissions or occurrences during your employment with the Company, as well as rights under the National Mentor Holdings, LLC Executive Deferred Compensation Plan, your 401(k) plan, and the National Mentor Holdings, LLC Executive Deferral Plan.
Further, you acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation is owed to you.

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I hereby agree to the terms set forth above. I have been given at least twenty-one (21) days to consider this Attachment A and I have chosen to execute it on the date below. I intend that this Agreement will be binding between the Company and me if I do not revoke my acceptance within seven (7) days.

Date: March _____, 2011
Juliette E. Fay

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